EXHIBIT 99.1

 March 21, 2005

 Dear Fellow Shareholder,

 Due to the recent activities in our stock and the many emails and phone calls I have received, I have decided to write this letter to my fellow shareholders to set the record straight on various issues.

 It is most important that I stress that there has been no material dilution of our stock. Anonymous comments posted on so-called stock bulletin boards regarding a substantial number of American HealthChoice shares being issued for our recent acquisition are simply incorrect.

 The acquisition of Axiom Marketing Group was done in a way that will be very accretive to existing shareholders. The purchase price is $1,000,000 with the equivalent of $333,333 in common stock paid at closing and 3,333,330 shares of common stock at a share price of $0.20. The 3,333,330 shares of common stock will be held in escrow and released in increments of 1,111,110 shares per year ONLY if the operating income related to the sale of equipment in our RehabCo subsidiary, is at least $400,000 for each of the three years after the closing. We effectively will pay two and one half times earnings, but only if the earnings are there. In other words we can't lose; therefore our shareholders won't lose.

 In the late 1990's, American HealthChoice completed several acquisitions of medical clinics without this type of protection built in. For example, we may have paid several hundred thousand dollars for a clinic and in the following months the selling doctor did not perform. It did not matter to him how many patients he saw or what the revenue was, because he had already been paid. I will never again allow that to happen to shareholders. We are demanding performance with built-in downside protection.

 There have also been rumor of insiders selling significant amounts of stock. This is simply not true.

 Your Company continues to grow and every new month exceeds the previous month's billings. We do not have a cash burn problem as some scurrilous posters have put it, but we are stable and cash flow positive. While our revenues have grown 30% our expenses have only grown 20% in the same period. Our billing increases, as outlined in our recent press release, are in the Texas clinic operations. And while clinic operations continue to grow, our focus and what I view as our future, centers around RehabCo, which we have described in detail in recent news releases, and TelmedCo.

 The expenses involved in telemedicine are minimal and the rewards are great. Our first systems have been set up and we soon will report numbers on our success. This incredible concept brings the specialist, and a second opinion, to those who could not normally receive it, so this is not just a financially sound program for your Company, it also does great good for patients in general.


 Telemedicine, which is popular in Canada and Europe uses video conferencing lines and handheld electronic opthalmoscopes, otoscopes and stethoscopes to see patients without having to physically be there. For example, you go to see your primary care physician with a rash but he is not sure what it is. Traditionally, he would recommend you to a dermatologist and you would wait a day or more to get this resolved. Using telemedicine, your physician simply turns on the equipment, dials in a dermatologist, and the medical problem is resolved on the spot. This brings enormous efficiency to medicine.

 This becomes especially effective for those who live in a rural area, with no specialist within a hundred miles; or who might be too ill to travel. The uses and possible collaborations are endless.

 We have spoken to you at great length about the marketing of the DRX9000 Spinal Decompression System, but RehabCo includes a team of forty top sales people nationwide, selling not only spinal decompression tables, but bone densitometry, aqua therapy tables, lasers and much more. We estimate their equipment sales will be four to five times higher than last year's $2,000,000.

 Although the acquisition of Axiom Marketing closed last week, revenue numbers will be reported for the quarter ending March 31st, as we have already sold systems. In addition to selling systems we are doing our "placement program" whereby we own the machine and place it in top medical pain management clinics on a per click fee. If you have not seen our results with our own clinic, you may do so at www.katyspinerehab.com

 At this point we are operating three divisions, RehabCo, TelmedCo, and clinic operations. We are excited about the prospects for each.

 One last word about our stock: I have never been able to predict or know what the stock was going to or not going to do. What I always assumed was once the "bad guys" got out of the way and once we started showing earnings, the stock price would move up. This did happen starting in October 2004. What truly perplexes me is why the price has moved back down in recent weeks, and why someone would sell shares at this ridiculous price in light of all the good news. I don't know whether or not someone is shorting the stock. We do know that someone is putting out incorrect and confusing information. Our quarterly numbers hopefully will show them the error of their ways.

 I hope that this letter has helped bring some clarity. Your Company is healthy, with a great future ahead of it. If I can ever answer questions or concerns regarding American Healthchoice, Inc. please feel free to contact me.

 Sincerely,


 Dr. Joseph W. Stucki
 President/CEO